CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A/A of our report dated April 6, 2021, relating to the financial statements of Elektros, Inc., as of December 31, 2020 and to all references to our firm included in this Offering Statement.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

September 14, 2021